Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

January 28, 2010
Board of Directors
Stalar 4, Inc.
11755 Wilshire Blvd., Suite 2000
Los Angeles, CA 90025

Dear Sirs:

This letter is to constitute our consent to include the Report of Independent Registered Public Accounting Firm of Stalar 4, Inc. as of September 30, 2009 in this Form 10-K contemporaneously herewith and subject to any required amendments thereto.

Yours very truly,

/s/ MSCM LLP

MSCM LLP
Chartered Accountants